Exhibit 99.1

Liberty Media Names Derek Chang as President & Chief Executive Officer

A veteran media, sports and entertainment executive and Liberty Media board member, Chang will join Executive Committee of board with John Malone, Dob Bennett and Chase Carey

ENGLEWOOD, CO, January 8, 2025 — Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) today announced that Derek Chang has been appointed President and Chief Executive Officer.

Mr. Chang is a veteran executive across the global media, sports and entertainment industries. He has led operating, corporate development and investment teams at prominent companies during various stages of growth including EverPass Media, the NBA, DIRECTV, Scripps, Charter and TCI. Mr. Chang has been a director of Liberty Media since March 2021, providing a deep understanding of Liberty’s operating businesses and corporate history.

“I am thrilled to welcome Derek as the CEO of Liberty Media. His expertise in both operating and investment roles, extensive understanding of our industries and familiarity with Liberty make him the ideal leader for Liberty’s next chapter,” said John Malone, Liberty Media Chairman. “Personally, I have worked with Derek for over 25 years and am consistently impressed by his leadership style, breadth of expertise and global perspective. I look forward to supporting him and the Liberty management team as they continue to drive shareholder value.”

“I have had the privilege of working with John Malone and the Liberty team for many years during my time at TCI and DIRECTV and later as a board member of Starz and Liberty, and I have long admired their track record of value creation for investors and partners,” said Derek Chang. “Our current focus is clear: optimizing the portfolio structure with the split-off of Liberty Live and supporting the growth of our attractive operating assets, including F1 and MotoGP post-acquisition, to continue their momentum and invest for the future. Looking further, Liberty has always been long-term minded in its investment mandate yet nimble to move quickly on new opportunities. Both of these things will remain true in our strategy going forward.”

Mr. Chang will start in his new role on February 1, 2025. John Malone, Chairman of Liberty Media, will serve as interim CEO until that time. Mr. Chang will join the Executive Committee of the Liberty Media Board with John Malone, Vice Chairman Dob Bennett and Chase Carey. Additionally, Stefano Domenicali, President & CEO of Formula 1, will report to a committee of the Liberty Media board comprised of Mr. Bennett, Mr. Carey and Mr. Chang.

Most recently, Mr. Chang was the Executive Chairman of EverPass Media, a joint venture he cofounded with Alex Kaplan in partnership with the NFL and RedBird Capital Partners, with a later investment from TKO, to create a new platform for the distribution of premium sports content into commercial establishments. He will be stepping down as Executive Chairman but remain on the Board of EverPass Media coincident with the assumption of his new role at Liberty.

Mr. Chang was the CEO of NBA China from 2018 to 2020 where he spearheaded the NBA’s effort to expand its presence as the preeminent foreign sports league in the region while leading a staff of 200 based in the NBA's Beijing, Shanghai, Taipei and Hong Kong offices.

Previously, Mr. Chang held various leadership roles at Scripps Network Interactive from 2013 to 2018, including Head of International Lifestyle Channels based first in Singapore and then London. Prior to Scripps, Chang spent 7 years at DIRECTV and served as EVP Content Strategy and Development where he oversaw all content acquisition and production. Chang was at Charter Communications from 2003 to 2005 as EVP Finance & Strategy and Interim Co-CFO, acting as the primary contact for Wall Street and managing all balance sheet, M&A and corporate strategic activities. He has also held senior executive positions with the YES Network and TCI Communications.

Mr. Chang holds an MBA from Stanford University and a bachelor’s degree in history from Yale University. He was named one of Cablefax Magazine’s “Top 100 Executives in Cable” and one of the “50 Most Influential People in Sports Business” by SportsBusiness Journal. Mr. Chang is also a member of the prominent Chinese American group, Committee of 100 (“C100”), and is on the Advisory Board of Row New York.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in media, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1 and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation